EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 100 to Registration Statement No. 2-22019 on Form N-1A of our reports dated November 15, 2007 relating to the financial statements and financial highlights of Eaton Vance Growth Trust (the “Trust”), including SMID-Cap Portfolio and Eaton Vance-Atlanta Capital SMID-Cap Fund appearing in the Annual Report on Form N-CSR of the Trust for the year ended September 30, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers-Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts January 24, 2008